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                                                                   EXHIBIT 10.14



                           VOXWARE, INC. AND ELOQUENT

                           SOFTWARE LICENSE AGREEMENT


THIS SOFTWARE LICENSE AGREEMENT (the "Agreement") is entered into as of June 30, 1997, by and between VOXWARE, INC. ("Licensor"), a Delaware corporation, with its principal place of business at 305 College Road East, Princeton, New Jersey 08540 and ELOQUENT ("Licensee"), a Delaware corporation with its principal place of business at 2000 Alameda de las Pulgas, San Mateo, California 94403.

1. GRANT OF LICENSE.

(a) Licensor hereby grants to Licensee, on the terms and subject to the conditions and limitations hereinafter set forth, a non-exclusive, non-transferable license to Use the Licensed Programs in (and only in) the software products described in SCHEDULE A hereto (such products when merged with or incorporating the Licensed Programs shall be referred to as the "Software Products"). Use of the Licensed Programs in any product other than the Software Products is hereby prohibited, unless prior written consent is obtained from Licensor. The license granted hereunder shall not be deemed to authorize Licensee to change or modify in any way any Licensed Program.

(b) For purposes of this Agreement, "Licensed Programs" means those computer software programs listed in SCHEDULE B hereto (as well as any Updates thereof furnished by Licensor pursuant to the terms of this Agreement), in machine readable binary image format, as well as any related material, whether in machine readable, printed or other form, including but not limited to instructional and operations manuals. The term Licensed Program includes all or any portion of a Licensed Program incorporated in another program, whether in machine readable, printed or other form. The term Licensed Program does not include source code in any form.

(c) For purposes of this Agreement "Use" means (i) transferring any portion of any Licensed Program from storage units or media into equipment for processing, whether by electronic, mechanical or other means; (ii) utilizing any portion of any Licensed Programs in the course of developing the Software Products; (iii) merging and/or incorporating any Licensed Programs in machine readable form into the Software Products; or (iv) developing, improving, manufacturing, reproducing, marketing and licensing to third parties, directly and through authorized resellers, OEMs and licensees of Licensee the Software Products containing the Licensed Programs. "Use" also means referring to any instructional or operational manual included in the definition of Licensed Programs for the purpose of understanding or operating the Licensed Programs.


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(d) For purposes of this Agreement Licensee is restricted to the specific corporation, or division thereof, designated as "Licensee" at the outset of this Agreement. Licensee does not include any affiliate of Licensee (i.e., any person which controls, is controlled by or under common control with Licensee). If the designated Licensee is a division of a corporation, Licensee does not include any other division or part of the said corporation.

2. CONDITIONS OF LICENSE.

(a) The license granted hereunder shall expire or terminate upon the expiration or termination of this Agreement as set forth in, and subject to the terms of,
Section 14 hereof.

(b) The license granted hereunder may under no circumstances be transferred, assigned or sublicensed by Licensee (except to sublicensees of the Software Products as contemplated hereby).

(c) Under no circumstances shall Licensee be deemed the owner of a copy of the Licensed Programs within the meaning of Section 117 of the Copyright Act of 1976 (as amended).

3. PRICE.

(a) The license fee and royalties for the Licensed Programs for the initial term and for each renewal term, if any, hereof shall be as set forth in SCHEDULE C hereto.

(b) Any applicable sales, use, personal property, excise or other taxes (other than income or corporate franchise taxes) will be added to the license fee.

4. TERMS OF PAYMENT, RECORDS AND AUDITS.

(a) Unless otherwise set forth on SCHEDULE C hereto or in Section 4(c) below, Licensor will invoice Licensee for the license fee. Payment is due within thirty
(30) days of the date of the invoice.

(b) No later than the 60th day of the month following each calendar quarter, Licensee will deliver to Licensor a report itemizing the Sales Receipts and number of units of the Software Products shipped or otherwise delivered to customers during the previous quarter and the royalties and/or license fees (if any) due. Sales Receipts shall be defined as actual cash receipts from the license, sale or other distribution of the Software Products (exclusive of sales, use, excise and other taxes) less the amount of any credits or refunds for returns. In the event such report shows a credit balance in Licensee's favor, Licensee shall deduct such amount from future royalties. With respect



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to any payments received by Licensee from its customers in currency other than
U.S. Dollars, the exchange rate as published in the Wall Street Journal on the date each such payment is received by Licensee shall be used in calculating the royalties payable to Licensor hereunder. Licensor shall be entitled to receive copies of all ongoing shipping reports from Licensee.

(c) No later than the 60th day of the month following each calendar quarter, Licensee shall remit payment in U.S. Dollars for all royalties accrued during that quarter.

(d) For at least two (2) years after the relevant shipments, Licensee will retain records adequate for Licensor to verify the accuracy of Licensee's reports and payments. Licensor shall have the right to audit and copy such records upon not less than five (5) days prior notice to Licensee, such audit to be performed by such auditors as Licensor shall desire in its sole discretion. In the event that any such audit shall reveal a deficiency in royalty payments, then Licensee shall immediately pay to Licensor the total amount of said deficiency plus interest at the rate set forth in paragraph 4(e) below. In the event such deficiency is equal to five percent (5%) or more of the royalties set forth in the most recent royalty report, or if Licensee is in default hereunder, then Licensee shall also pay to Licensor the cost of such audit. The provisions of this paragraph 4(d) shall survive expiration or termination of this License Agreement.

(e) Interest shall accrue on all amounts past due hereunder, including royalties, at the monthly rate of one and one-half percent (1-1/2%) or at the maximum legal rate, whichever is less. Nothing contained in this paragraph shall be deemed a waiver of the termination provisions of this License Agreement in the event of Licensee's default hereunder.

5. INSTALLATION.

(a) It is the Licensee's responsibility, without charge to Licensor, to incorporate the Licensed Programs, defined in SCHEDULE B, into the Software Products in accordance with documentation supplied by Licensor.

(b) It shall be the responsibility of Licensee to install the Licensed Programs at its own expense.

6. ACCEPTANCE.

Licensee has evaluated the Licensed Programs prior to the date hereof. The execution of this Agreement is evidence of Licensee's acceptance of the Licensed Programs.

7. PROPRIETARY RIGHTS.



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(a) Title to the Licensed Programs shall at all times remain exclusively with
Licensor. Licensee acknowledges that the Licensed Programs, and the original and any copies thereof, in whole or in part, and all copyright, patent, trade secret, trademark and other intellectual property and proprietary rights which now or hereafter may exist therein, are owned by and remain the exclusive valuable property of Licensor and embody substantial creative efforts, ideas and expressions. Under no circumstances shall Licensee attempt, or permit others to attempt, to decompile, disassemble or otherwise reverse engineer the Licensed Programs.

(b) Licensee shall include, and shall not alter or remove, any applicable copyright, patent, trade secret, trademark or other proprietary notices on all copies (in whatever form) of the Licensed Programs and the packaging in which they may be contained.

(c) The parties hereby acknowledge that this Agreement establishes a relationship of confidentiality between them, and Licensee acknowledges that the Licensed Programs are furnished by Licensor on a confidential basis. Unless otherwise agreed to in writing by Licensor, Licensee shall limit access to the Licensed Programs to its employees and agents and subcontractors under commitments of non-disclosure and on a need-to-know basis only. Such access shall be solely for the purpose of enabling Licensee to Use the Licensed Programs for the limited purposes set forth in this Agreement.

(d) Licensee shall take all reasonable steps to safeguard the Licensed Programs to assure that no unauthorized persons have access to them and that no person authorized to have access to any of them takes any action with respect thereto which is herein prohibited. Licensee shall promptly report to Licensor the taking of any prohibited action with respect to any Licensed Program of which Licensee becomes aware and shall take such further steps as may reasonably be requested by Licensor to prevent such action.

8. EXCLUSIVE LIMITED WARRANTY AND REMEDY.

(a) Licensee, acknowledges that Licensed Programs are of such complexity that they may contain inherent defects and the mere existence thereof shall not constitute a breach of this warranty. Licensor warrants that the Licensed Programs will upon delivery substantially conform to the description thereof set forth in the pertinent user manuals and Specifications set forth in SCHEDULE D.

(b) As the sole and exclusive remedy for breach of the warranty contained in the preceding subparagraph, Licensor will provide the support services set forth in paragraph 12 hereof

(c) Licensees exclusive limited warranty provided for in this Section 8 shall not apply to damage or deficiencies to the Licensed Programs resulting from accident,



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alteration, modification, foreign attachments, misuse, tampering, negligence, improper maintenance, abuse or failure to implement any Updates furnished pursuant to this Agreement.

(d) Licensor reserves the right to make substitutions and modifications in the Licensed Programs, provided that such substitutions or modifications will improve performance of the Licensed Programs.

9. DISCLAIMER OF ALL OTHER WARRANTIES.

        EXCEPT FOR THE EXPRESS WARRANTY STATED IN PARAGRAPH 8 ABOVE, LICENSOR GRANTS NO WARRANTIES WITH RESPECT TO THE LICENSED PROGRAMS, EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE STATED EXPRESS WARRANTY, AND THE REMEDY PROVIDED FOR BREACH THEREOF, ARE IN LIEU OF ALL OTHER LIABILITIES OR OBLIGATIONS OF LICENSOR (WHETHER SUCH LIABILITIES OR OBLIGATIONS WOULD ARISE UNDER THIS AGREEMENT OR OTHERWISE BY OPERATION OF LAW) FOR ANY DAMAGES WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, INSTALLATION, USE OR PERFORMANCE OF THE LICENSED PROGRAMS.

10. LIMITATION OF LIABILITY.

(a) IN NO EVENT SHALL LICENSOR BE LIABLE UNDER ANY LEGAL THEORY (INCLUDING BUT NOT LIMITED TO CONTRACT, NEGLIGENCE, MISREPRESENTATION, STRICT LIABILITY IN TORT OR WARRANTY OF ANY KIND) FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF LICENSOR HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY DETERMINATION THAT THE EXCLUSIVE REMEDY REFERRED TO IN SUBPARAGRAPH 8(b) ABOVE FAILED OF ITS ESSENTIAL PURPOSE.

(b) Without limiting the effect of the preceding subparagraph, except with regard to its obligations under Section 11 below, Licensor's maximum liability, if any, for damages (including but not limited to liability arising out of contract, negligence, misrepresentation, strict liability in tort or warranty of any kind) shall not exceed the allocable portion of the fees paid by the Licensee for the Licensed Program(s) involved during the preceding twelve (12) months.

(c) Licensor shall under no circumstances be liable to Licensee for damages arising out of any claim (including, but not limited to, a claim for personal injury or property



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damage) made against Licensee by any other person or party arising out of
Licensee's activities.

(d) Licensee shall, at its cost and expense, defend, indemnify and hold Licensor harmless from and against any claim (including, but not limited to, a claim for personal injury or property damage) by any other person or party arising out of or in connection with the use of the Licensed Programs to perform Licensee's applications, regardless of whether such claim is founded in contract, tort or warranty. The foregoing sentence shall not be applicable to the extent the Licensed Programs are the only subject of such claim.

11. PATENTS AND COPYRIGHTS.

(a) Licensor will defend and indemnify Licensee against any claim that Licensed Programs delivered hereunder, or the use thereof, constitute an infringement of a currently effective United States, European or Japanese patent, copyright trade secret or other intellectual property right. Licensees obligations hereunder will only apply if Licensee notifies Licensor promptly in writing as to any such claim; gives Licensor the right to contraband direct the investigation, preparation, defense, trial and settlement of each such claim; and provides Licensor with information deemed necessary by Licensor or its counsel in connection with the foregoing. Licensee agrees to cooperate fully with Licensor in the defenses and/or settlement of each such claim. If Licensor receives notice of an alleged infringement or if the use of Licensed Programs is prevented based on an alleged infringement, Licensor will have the right at its option, to obtain for Licensee the right to continued use of any such Licensed Programs; substitute other comparable programs that deliver equivalent or better functionality and performance; or replace or modify such Licensed Programs or their design so that they are no longer infringing. If, in Licensees opinion, none of the foregoing alternatives is reasonably available to Licensor, then Licensor may remove such Licensed Programs and refund any license fees paid by Licensee for the current term of this Agreement on a prorated Basis. In no event shall Licensees liability under this paragraph (excluding Licensees outside counsel fees and internal costs) exceed the allocable amount paid by Licensee to Licensor for the Licensed Program(s) which includes the alleged infringement. The foregoing states the entire liability of Licensor with respect to infringement of any patents, copyrights or other intellectual property rights by Licensed Programs.

(b) Licensees obligation contained in the preceding subparagraph does not extend to any suit or proceeding which is based upon a patent claim covering a combination of which any Licensed Program licensed under this Agreement is merely an element of the claim combined with other devices or elements not acquired hereunder unless (and only to the extent) Licensor is a contributory infringer, nor does it extend to use of any Licensed Program in a manner not permitted or contemplated in Licensor's published documentation.



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12. SUPPORT SERVICES.

(a) Licensor may, at such time as Licensor deems appropriate, distribute Updates to licensee. Updates consist of such corrections and modifications of Licensed Programs or portions thereof which are backward compatible with the VCT, in machine readable binary image format, as Licensor deems appropriate and which Licensor distributes generally to its other licensees and which perform the same or substantially similar functions as the Licensed programs. Licensee shall use reasonable commercial efforts, upon receipt of any Update, to implement its use such that it replaces entirely any previous version of the Licensed Programs or portion thereof to which the Update applies. Upon implementation, an Update shall constitute a Licensed Program and shall be subject to all the terms, conditions and limitations of this agreement. If Licensee fails to implement the use of any Update, Licensor will be under no obligation to furnish any further support services under this Agreement after 180 days, and if Licensor chooses to honor Licensee's request for such services, any and all costs incurred to correct errors in any previous version of Licensed Programs will be borne by Licensee.

(b) Licensor will use reasonable commercial efforts to correct any error in Licensed Programs identified by Licensee in writing, such that the Licensed Programs materially conform to the documentation and specifications. An error will be deemed to exist if, and only if, the Licensed Program substantially deviates from the description thereof in the pertinent user manual. If an error is, in the opinion of Licensor, not reasonably capable of correction, Licensor will use reasonable commercial efforts to advise Licensee on methods of avoiding or overcoming the error.

(c) Licensor will use reasonable commercial efforts to answer Licensee's questions relating to the use, application and functioning of Licensed programs. Licensor makes no representations or guarantees with respect to the results to be achieved by virtue of the services described in this paragraph.

(d) Support fees due to Licensor shall be as set forth in SCHEDULE C hereto.

13. EXCLUSIONS.

(a) Licensees obligation to provide support services hereunder is conditioned upon the proper use of the Licensed Programs and does not cover Licensed Programs that have been (i) modified without Licensees approval, (ii) used contrary to Licensees instructions or (iii) serviced by anyone other than Licensor (other than installation and any other services Licensee is required to perform hereunder). Licensor will not be obligated to furnish service hereunder if the need for such service arises from hardware malfunction, user error, conditions correctable by reference to available documentation or malfunction of programs not furnished by Licensor.



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(b) If service is requested by Licensee and furnished by Licensor as a result of any of the causes specified in the preceding subparagraph, Licensee will be obligated to pay for such service at Licensees standard rates then in effect for time, materials and pre authorized travel, if any.

14. TERM.

(a) This Agreement shall have an initial term of one (1) year commencing on the date first set forth above in this Agreement and shall automatically renew for successive terms of one (1) year each unless Licensee provides written notice of non-renewal to Licensor at least ninety (90) days prior to the expiration of the then current term. If applicable, renewal fees are due within 30 days of the commencement of any renewal year. Licensee shall also have the right to terminate this Agreement at any time upon ninety (90) days written notice, after the $20,000.00 nonrefundable Initial License Fee has been paid (and any royalties or other fees accrued shall also be paid).

(b) Either party may terminate this Agreement, 30 days after delivering written notice to the other party, in the event the other party breaches any of its material obligations under this Agreement unless such breach is cured within said 30 day period.

(c) Licensee's obligation to pay Licensor amounts due hereunder shall survive any expiration or termination of this Agreement.

(d) Upon the termination, or expiration of this Agreement, Licensee shall permanently discontinue the Use of the Licensed Programs and the Software Products containing the Licensed programs. Within thirty (30) days after Licensee has permanently discontinued the use of any Licensed Programs or immediately upon the termination or expiration of this Agreement, Licensee shall return to Licensor the original and all copies (whether whole or partial) of the Licensed Programs in any form (other than copies incorporated in the Software Products already produced and existing, and one additional copy for support purposes only) and shall certify in writing to Licensor that it has done so.

15. ATTRIBUTION AND LEGENDS.

Licensee agrees to display Licensor's logo and trademarks in context appropriate places to be selected by Licensee within the Software products. Further, Licensee agrees to place notice of any copyright and patent protection or other proprietary legend requested by Licensor within the Software Products.

16. ADVERTISING.

Licensee agrees that Licensor may mention this License Agreement in sales presentations. Licensor also may mention this License Agreement in collateral



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materials consisting of sell sheets, brochures, packaging and related marketing materials with the prior consent of Licensee, which consent will not be unreasonably withheld. Licensor shall, in connection with its activities under this paragraph 16, ensure that all trademarks and copyrights pertaining to Licensee will be observed. Licensee recognizes the great value of the good will associated with Licensees trademarks and the identification of the Software Products with the trademarks. Therefore, Licensee shall submit to Licensor for prior approval (a) samples of all Software Products which Licensee proposes to offer for sale under Licensees trademarks and (b) samples which bear Licensor's trademarks and which are to be used in connection with the Software Products.

Both parties may issue a press release subject to the approval of the other party announcing the relationship and intended benefits and Use of the Licensed Programs within the Software Products defined herein.

In addition to the foregoing, the parties shall issue a joint press release within thirty (30) days of execution hereof, announcing the relationship and intended benefits and Use of the Licensed Programs within the Licensee's Products defined herein, and containing a quote from a senior executive of Licensee stating that Licensee has chosen Licensor's technology because it provides the best solution for transmitting high quality voice over bandwidth constrained environments.

Licensee shall also issue a press release upon shipment of the Software Products, containing a statement announcing that the Software Products contain technology licensed from Licensor.

17. GENERAL.

(a) This Agreement will not be binding upon either party until signed by Licensee and an authorized officer of Licensor.

(b) Licensee may not assign this Agreement without the prior written consent of Licensor.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. Without limiting the foregoing, this Agreement shall be governed by the Uniform Commercial Code. The transaction which is the subject matter of this Agreement shall be deemed to be a "transaction in goods" and the Licensed Programs shall be deemed to be "goods" within the meaning of the said statute, notwithstanding that this Agreement grants a license, that no sale of Licensed Programs is contemplated and that title to the Licensed Programs is retained by Licensor. To the extent, if any, that services are provided in connection with this Agreement, such services shall be deemed incidental to the provisions of "goods."



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(d) No failure or delay on the part of either party in exercising any right or remedy provided in this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of or failure to exercise any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy under this Agreement.

(e) Any notice required or permitted under this Agreement shall be in writing and shall be sent to the appropriate address shown on the first page hereof (unless notice of a changed address has been given) by telecopier and confirmed via mail; telegram, private overnight courier service or registered or certified airmail, return receipt requested, with postage prepaid.

(f) Licensees performance hereunder is subject to force majeure, including but not limited to wars, riots, failure of contractors and subcontractors to perform, strikes, labor disturbances, acts of God, fires, floods, explosions, civil disturbances, inability to obtain required material or transportation, and acts of governmental authorities.

(g) Licensee, acknowledges that the Licensed Programs are subject to the export control laws add regulations of the U.S.A., and any amendments thereof. Licensee confirms that it will not knowingly export or re-export the Licensed Programs, directly or indirectly, in violation of any applicable law or regulation of the United States or any other country.

(h) Paragraph headings herein are for convenience only and do not control or affect the meaning or interpretation of any terms or provisions of this Agreement.

(i) This Agreement (including any schedule hereto) supersedes all prior agreements and understandings between the parties, whether written or oral, related to the subject matter and is intended by the parties as the complete and exclusive statement of the terms of their Agreement.

(j) No modification, addition to, or waiver of any of the terms of this Agreement (including any schedule hereto) shall be effective unless in writing and signed by an authorized officer of Licensor. Under no circumstances shall the terms of any purchase order submitted by Licensee to Licensor, whether before or after the execution of this Agreement, be deemed binding upon Licensor. If any of the provisions of this Agreement are invalid under any applicable statute or rule of law, they are, to that extent, deemed omitted.

(k) No action to enforce any claim arising out of or in connection with the transaction which is the subject matter of this Agreement shall be brought by either party against the other more than three (3) years after the cause of action has occurred.



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(l) Licensor may, in its discretion, delegate all or any portion of its obligation to perform services hereunder to an agent or subcontractor. In the event Licensor does so, references to Licensor in this Agreement shall be deemed to refer, in the alternative, to such agent or subcontractor.

AGREED TO AND ACCEPTED BY:

VOXWARE, INC. (LICENSOR)


By:  /s/ Kenneth H. Traub
    -----------------------------------
Name:    Kenneth H. Traub
     ----------------------------------
Title:   Executive Vice President and
         Chief Financial Officer
      ---------------------------------

AGREED TO AND ACCEPTED BY:

ELOQUENT            (LICENSEE)
         ----------

By:  /s/ Bruce A. Forgrieve
    ------------------------------------
Name:    Bruce A. Forgrieve
      ----------------------------------
Title:   Chief Financial Officer
      ----------------------------------



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                                   SCHEDULE A

                                SOFTWARE PRODUCTS


The Software Products shall consist solely of the following: Eloquent Author, Eloquent Client/Server or Web Server, and Eloquent CD.

        Eloquent/Client-Server or Web Server lets Windows and Macintosh users find and play Infomedia presentations across industry-standard networks and corporate intranets.

        Eloquent/CD lets users view Infomedia talks in remote offices or on the road from a CD-ROM without the need for a network connection. Large companies can provide employees in remote locations with the same self-paced viewing capabilities of Eloquent/Client-Server in situations where the corporate intranet is not available.

        Eloquent/Author lets companies create their own Infomedia production facility. Eloquent/Author includes all of the tools necessary to transform video tapes of presentations into complete Infomedia talks that can be distributed through client-server access or CD-ROMS. Eloquent/Author is scheduled for release in the second half of 1997.



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                                   SCHEDULE B

                                LICENSED PROGRAMS


Subject to Paragraphs C and D of Schedule C, the Licensed Programs shall consist solely of the following:

1. RT29HQ Codec - Embodied in the Voxware Compression Toolkit (VCT) for Real Time speech compression. It shall consist of the release version of Voxware's 2,977bps codec, known as RT29HQ. Delivery for Intel platform shall be in the form of Windows 95, Windows NT, and Windows 3.1 dynamic link libraries. Delivery for Macintosh platform shall be in the form of static libraries compiled for the Power PC CPU using the latest Metrowerks compiler. Licensee is licensed to Use the RT29HQ Codec for speech compression and decompression only. Other features of Licensor's technology such as time scaling, pitch shifting and personality transformation are not included in this license. The next VIPT 1.50 Update will be available on September 30, 1997 on the platforms specified above.



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                                   SCHEDULE C

                                   PRICE/FEES


A. INITIAL LICENSE FEE.

The nonrefundable Initial License Fee due to Licensor for the rights granted hereunder during the Term of this Agreement shall be Twenty Thousand Dollars ($20,000.00), and shall be payable as follows:

               (i) Ten Thousand Dollars ($10,000.00) due upon execution hereof; and

               (ii) Ten Thousand Dollars ($10,000.00) due on or before January 1, 1998.

B. ROYALTIES.

In addition to all other amounts due under this Agreement, Licensee shall pay royalties to Licensor hereunder, of One and One-Half Per Cent (1-1/2%) of all Sales Receipts derived from the Licensee's Web Server Software Products containing the Licensed programs. The foregoing percentage is based on Licensee's expectation that Licensee will charge approximately $20,000 to $50,000.00 list price for each 20-port (or more) Web Server Software Product, and proportionate fees for Web Server Software Products with less than 20 ports. Should Licensee's list prices drop below the foregoing, then Licensee shall promptly notify Licensor in writing, and the 1-1/2% shall be reasonably negotiated upward.

C. OPTION TO LICENSE METASOUND.

During the initial term hereof, Licensee shall have the option to receive a license, subject to all of the terms and conditions hereof, to any two (2) of Licensor's four (4) current MetaSound Codecs (which are AC8, AC10, AC16, and
AC24), which are release versions of Voxware's 8 Kbps, 10 Kbps, 16 Kbps, and 24 Kbps monaural audio codecs, respectively. Delivery for Intel platform would be in the form of Windows 95 dynamic link libraries. Features of the MetaSound Codecs licensed would not include stereo sound. In the event Licensee exercises the option described in this Paragraph C, the license fee due to Licensor shall be an additional Fifteen Thousand Dollars ($15,000.00), due upon the exercise of such option. In the event Licensee exercises such option, the two (2) MetaSound Codecs licensed will be considered Licensed Programs subject to the terms and conditions of this Agreement.

D. OPTION TO LICENSE SC3-6.

During the initial term hereof, Licensee shall have the option to receive a license, subject to all of the terms and conditions hereof, to Licensor's SC3-6 Codec when available, which will be the release version of Voxware's 3 Kbps and 6 Kbps scaleable speech codec. Delivery for Intel platform would be in the form of Windows 95 dynamic link libraries.



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In the event Licensee exercises the option described in this Paragraph D, the license fee due to Licensor shall be an additional Ten Thousand Dollars ($10,000.00), due upon the exercise of such option. In the event Licensee exercises such option, the SC3-6 Codec licensed will be considered a Licensed Program subject to the terms and conditions of this Agreement.

E. SUPPORT FEES.

In the event that Licensee desires to receive the support services specified in Paragraph 12 of this Agreement after the first year hereof, then for each one-year period of the term or life of this Agreement after the first year hereof, Licensee shall pay to Licensor support fees in the amount of Five Thousand Dollars ($5,000.00) per year. The first annual support fee shall be due on the first anniversary of this Agreement, and each subsequent annual support fee shall be due within thirty (30) days of each subsequent anniversary date hereof.



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                                   SCHEDULE D

                     VOXWARE'S RT29HQ METAVOICE SPEECH CODEC


RT29HQ codec Version 2.0 incorporates improvements in robustness and output speech quality. These recent improvements to the algorithm have resulted in significant reductions in computational complexity, making it even simpler than before to integrate high quality speech into applications.

RT29HQ is a speech codec using 8 kHz 16 bit samples for input (128,000 bits per second) and compresses in real time to 2978 bits per second (a compression ratio of 43:1). RT29HQ is recommended for applications where improved performance is required compared to the lower rate RT24 codec. The low bit rate enables communications in a variety of transmission bandwidth constrained environments, and is ideal for internet applications.

                              CODEC SPECIFICATIONS

The frame size used for RT29HQ is 180 samples, or 22.5 msec. This results in 67 bits (8 bytes plus 3 bits) of compressed output per frame. (A bitrate of 2978 bps.)

Compression requires an average of 15% of a Pentium running at 133 MHZ. Decompression requires an average of 6% of a P133. (27% and 10% of a P75.)

The codec exhibits an encoder delay of 45 ms, and a decoder delay of 12.5 ms. Thus the total vocoder algorithmic delay is 57.5 ms.

                              RT29HQ COMPATIBILITY

RT29HQ produces and consumes a bitstream which is compatible with the bitstream produced by other products using earlier releases of the Voxware RT29HQ codec. Future releases of RT29HQ will support this bitstream.

                                PLATFORM SUPPORT

        Version 2.0 of Voxware's RT29HQ MetaVoice codec is available for the following primary platforms: Win95 and WinNT PC's, and PowerPC Macintosh. The codec is contained within the new Voxware Compression Toolkit, which in addition to providing the core codec functionality provides a high level API for ease of developer integration.



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